EXHIBIT 5

TRANSACTIONS

Except as otherwise set forth in this Schedule 13D/A, the following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons on behalf of the Corvex Funds, inclusive of any transactions effected through 4:00 p.m., New York City time, on October 20, 2017. Except as otherwise noted below, all such transactions were purchases of securities effected in the open market, are reported at the daily weighted average purchase price, and the table includes commissions paid in per share prices.

NATURE OF TRANSACTION	DATE OF TRANSACTION	AMOUNT OF SECURITIES		PRICE PER SHARE / PREMIUM PER OPTION ($)
Purchase of Common Stock	08/21/2017	595,000		19.08
Purchase of Common Stock	09/06/2017	147,931		19.03
Purchase of Common Stock	09/07/2017	250,000		18.72
Purchase of Common Stock	09/11/2017	300,000		18.35
Exercise of Put Options by Counterparty	10/20/2017	4,000,000		22.00
Purchase of Call Options	10/20/2017	2,000,000	(1)	0.5196	(2)
Purchase of Call Options	10/20/2017	2,000,000	(3)	0.66	(4)
Purchase of Call Options	10/20/2017	2,000,000	(3)	0.4870	(5)

(1)	Represents Shares underlying 20,000 American-style call options for 100 Shares each. These call options expire on November 17, 2017.
(2)	This amount represents the cost of an applicable American-style call option to purchase 100 Shares. The per Share exercise price of these call options is $20.
(3)	Each row represents Shares underlying 20,000 American-style call options for 100 Shares each. These call options expire on January 19, 2018.
(4)	This amount represents the cost of an applicable American-style call option to purchase 100 Shares. The per Share exercise price of these call options is $21.
(5)	This amount represents the cost of an applicable American-style call option to purchase 100 Shares. The per Share exercise price of these call options is $22.